Filed pursuant to Rule 433

Registration Statement Nos. 333-178546 and 333-156913

September 19, 2013

Relating to Preliminary Prospectus Supplement

dated September 19, 2013

http://www.sec.gov/Archives/edgar/data/917142/000119312513371081/d599781d424b3.htm

U.S. $

Republic of Colombia

% Global Bonds due 2024

The Republic of Colombia announced today that, according to preliminary figures, during the second quarter of 2013, Colombia’s real GDP grew approximately 4.2% as compared to the same period in 2012.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at +1 800 503 4611 or HSBC Securities (USA) Inc. toll-free at +1 866 811 8049.